Exhibit 99.1
Section 2: EX-99.1

LIVE OAK BANCSHARES, INC. REPORTS THIRD QUARTER 2018 RESULTS
Wilmington, NC, October 24, 2018 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported third quarter net earnings available to common shareholders of $14.3 million, or $0.34 per diluted share, compared to $12.9 million, or $0.33 per diluted share, for the third quarter of 2017. During the third quarter of 2018, the Company incurred costs of $2.7 million, or $0.05 per diluted share, related to the exit of its title insurance business.
“Recurring revenue continues to grow through net interest income and servicing and further fortifies the Live Oak business model as we continue in our mission to empower small business owners.  We are very excited about the opportunities we have on the horizon to serve the needs of more small businesses across the U.S. and revolutionize the financial services industry by driving technological advancements for digital banking through strategic alliances and investments,” said James S. Mahan, III, Chief Executive Officer of Live Oak.
Third Quarter 2018 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	Q3 2018	Q3 2017	Dollars	Percent	Q2 2018
Net interest income and servicing revenues	$35,230	$27,515	$7,715	28%	$34,013
Net income	14,252	12,862	1,390	11	14,253
Diluted earnings per share	0.34	0.33	0.01	3	0.34
Non-GAAP net income (1)	16,562	13,323	3,239	24	14,524
Non-GAAP diluted earnings per share (1)	0.40	0.34	0.06	18	0.35
Loan and lease production:
Loans and leases originated	$377,337	$395,682	$(18,345)	(5)%	$491,797
% Fully funded	48.2%	37.4%	n/a	n/a	55.9%
Loan sales:
Guaranteed loans sold	$298,073	$163,843	$134,230	82%	$295,216
Net gains on sales of guaranteed loans	21,406	18,148	3,258	18	24,388
Average net gain on sale of guaranteed loans, per million sold	71.81	110.76	(38.95)	(35)	82.61
(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases
At September 30, 2018, the total loan and lease portfolio of $2.28 billion increased 22.3% above its level of a year ago and was essentially flat with its level at June 30, 2018. Compared to the second quarter of 2018, loans and leases held for investment increased $97.0 million, or 6.3%, to $1.63 billion while loans held for sale decreased $111.0 million, or 14.7%, to $646.5 million. Loan and lease originations totaled $377.3 million during the third quarter of 2018, a decline of $114.5 million, or 23.3%, from the second quarter of 2018 primarily resulting from seasonal slowdowns in the renewable energy sector combined with increased competition in existing verticals. The total loan and lease portfolio at September 30, 2018, and June 30, 2018, of $2.28 billion and $2.29 billion, respectively, was comprised of approximately 64.4% and 61.7% of unguaranteed loans and leases, respectively.
Average loans and leases were $2.31 billion during the third quarter of 2018 compared to $2.25 billion during the second quarter of 2018.
Net Interest Income
Net interest income for the third quarter of 2018 rose to $27.7 million compared to $21.0 million for the third quarter of 2017 and $27.0 million for the second quarter of 2018. The increase from the prior year was driven by the significant growth in the combined held for sale and held for investment loan and lease portfolios along with higher investment security holdings reflecting the Company's ongoing initiative to grow recurring revenue sources. The increase from the second quarter of 2018 arose principally from a higher average loan and lease portfolio balance. The net interest margin for the third quarter of 2018 increased fifteen basis points to 3.61% versus 3.46% in the second quarter of 2018 due to lower average balances of liquid assets and interest-bearing liabilities coupled with an increased yield on the loan and lease portfolio. The Company anticipates that it is positioned to benefit from a rising rate environment with 74.7% of the total held for sale and held for investment loan and lease portfolio priced at variable rates that adjust on either a calendar monthly or quarterly basis.
Noninterest Income
Noninterest income for the third quarter of 2018 decreased to $24.3 million compared to $25.1 million for the third quarter of 2017 and $30.6 million for the second quarter of 2018.
Net gains on sales of loans increased to $22.0 million in the third quarter of 2018 compared to $18.1 million in the third quarter of 2017 and decreased compared to $23.1 million in the second quarter of 2018. The volume of guaranteed loan sales in the third quarter of 2018 rose to $298.1 million compared to $163.8 million in the third quarter of 2017 and $295.2 million in the second quarter of 2018. The average net gain on guaranteed loan sales decreased to $71.8 thousand per million sold in the third quarter of 2018 versus $110.8 thousand in the third quarter of 2017 and $82.6 thousand in the second quarter of 2018. The decline in average loan sale pricing was primarily driven by market conditions and the higher interest rate environment which has led to increased prepayment speeds and fewer active loan purchasers relative to the growing pool of loans available for sale.
Loan servicing revenues of $7.5 million in the third quarter of 2018 rose by $1.0 million, or 15.7%, from the third quarter of 2017 and by $541 thousand, or 7.8%, from the second quarter of 2018. The net loss resulting from the revaluation of the servicing asset totaled $9.4 million for the third quarter of 2018, an increase of $5.7 million compared to the third quarter of 2017 and the second quarter of 2018, largely because of the aforementioned market conditions.
Lease income from solar panels contributed $2.2 million in noninterest income in the third quarter of 2018, compared to $682 thousand in the third quarter of 2017 and $1.9 million in the second quarter of 2018. The Company began offering operating lease agreements for solar panels to third parties at the end of the first quarter of 2017.
Title insurance income for the third quarter of 2018 was $479 thousand compared to $2.0 million in the third quarter of 2017 and $996 thousand in the second quarter of 2018. The Company exited the title insurance business during the third quarter of 2018 with the sale of Reltco, Inc.
Noninterest Expense
Noninterest expense for the third quarter of 2018 was $41.2 million compared to $35.9 million for the third quarter of 2017 and $40.8 million for the second quarter of 2018. The $5.4 million, or 15.0%, increase versus the prior year period reflected the ongoing expansion of the Company’s workforce, industry verticals, infrastructure, and new products in support of its growth strategy.

Salaries and employee benefits for the third quarter of 2018 increased to $20.6 million compared to $19.0 million for the third quarter of 2017 and decreased from $22.1 million for the second quarter of 2018. Included in these totals is stock-based compensation expense in the third quarter of 2018 of $2.5 million compared to $2.0 million for the third quarter of 2017 and $2.2 million for the second quarter of 2018. The reduction in salaries and benefits for the third quarter of 2018 was influenced by the Company’s departure from the title insurance business which was partially offset by the ongoing expansion of the Company’s workforce and infrastructure to support its initiatives.
Compared to the third quarter of 2017, there were increases in data processing expense of $1.7 million and equipment expense of $1.4 million. Largely influencing the increase in data processing was the contribution of software development resources to Apiture LLC in the third quarter of 2017 which transferred the recognition of costs associated with the Company’s technology development from salaries and employee benefits to data processing. The increase in equipment expense reflected the higher levels of depreciation related to solar panels acquired for the Company’s renewable energy leasing business.
During the third quarter of 2018, the Company recorded a $2.7 million net impairment expense associated with the sale of Reltco.
Asset Quality
The unguaranteed exposure of nonperforming loans increased to $12.9 million, or 0.79% of total loans and leases held for investment, at September 30, 2018, compared to $11.5 million, or 0.75%, at June 30, 2018. Total nonperforming loans increased to $52.7 million in the third quarter of 2018 from $46.1 million at the end of the prior quarter and was primarily related to older verticals.
The unguaranteed exposure of foreclosed assets decreased to $158 thousand at September 30, 2018, from $197 thousand at June 30, 2018. Foreclosed assets decreased $296 thousand to $1.4 million at September 30, 2018, from $1.7 million at June 30, 2018.
Net charge-offs increased to $2.3 million in the third quarter of 2018 compared to $787 thousand in the second quarter of 2018 and $959 thousand in the third quarter of 2017. Net charge-offs as a percentage of average held for investment loans and leases, annualized, for the quarters ended September 30, 2018 and 2017, were 0.57% and 0.34%, respectively.
Provision for Loan and Lease Losses
There was a negative provision for loan and lease losses for the third quarter of 2018 totaling $243 thousand compared to provision expenses of $2.1 million for the second quarter of 2018 and $2.4 million for the third quarter of 2017. The negative provision is primarily a result from updating historical loss factors for industry verticals as they mature, consistent with our methodology for estimating the allowance for loan and lease losses.
The allowance for loan and lease losses totaled $26.8 million at September 30, 2018, compared to $29.4 million at June 30, 2018. The allowance for loan and lease losses as a percentage of total loans and leases held for investment was 1.64% and 1.91% at September 30, 2018, and June 30, 2018, respectively.
Income Tax
There was a net income tax benefit in the third quarter of 2018 of $3.2 million compared to $5.1 million in the third quarter of 2017 and a tax expense of $491 thousand in the second quarter of 2018. The Company’s effective tax rate is predominantly driven by the leasing of renewable energy assets that generate investment tax credits. As the lessor of these assets, the Company is accomplishing broader strategic initiatives in the renewable energy sector.
Deposits
Total deposits decreased slightly by $44.9 million to $2.92 billion at September 30, 2018 from $2.97 billion at June 30, 2018, consistent with desired liquidity levels and stable loan and lease portfolio levels during the quarter. Average total interest-bearing deposits for the third quarter of 2018 decreased $86.7 million, or 2.9%, to $2.91 billion, compared to $2.99 billion for the second quarter of 2018. The ratio of average total loans and leases to average interest-bearing deposits was 79.3% for the third quarter of 2018, compared to 75.1% for the second quarter of 2018.
Conference Call
Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (October 25, 2018). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 9884327. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year. A replay of the conference call will also be available until 5:00 p.m. ET November 1, 2018, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

CFO Commentary
Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.
Important Note Regarding Forward-Looking Statements
Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company. Live Oak Bancshares and its subsidiaries partner with businesses that have a common focus of changing the banking industry by bringing efficiency and excellence to customers using technology and innovation.
Contacts:
Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | Marketing Director | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.
Quarterly Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017
Interest income
Loans and fees on loans	$37,724	$36,267	$32,691	$29,343	$26,977
Investment securities, taxable	2,528	2,530	1,117	468	325
Other interest earning assets	1,638	2,179	1,215	725	870
Total interest income	41,890	40,976	35,023	30,536	28,172
Interest expense
Deposits	14,165	13,927	10,418	7,330	6,758
Borrowings	1	1	129	230	389
Total interest expense	14,166	13,928	10,547	7,560	7,147
Net interest income	27,724	27,048	24,476	22,976	21,025
Provision for (recovery of) loan and leases losses	(243)	2,087	4,392	4,055	2,426
Net interest income after provision for loan and lease losses	27,967	24,961	20,084	18,921	18,599
Noninterest income
Loan servicing revenue	7,506	6,965	6,898	6,001	6,490
Loan servicing asset revaluation	(9,380)	(3,670)	(5,088)	(6,307)	(3,691)
Net gains on sales of loans	22,004	23,061	24,418	23,314	18,148
Lease income	2,194	1,920	1,608	1,165	682
Gain on contribution to equity method investment	—	—	—	68,000	—
Construction supervision fee income	578	597	779	699	362
Title insurance income	479	996	1,300	1,762	1,968
Other noninterest income	950	744	841	807	1,101
Total noninterest income	24,331	30,613	30,756	95,441	25,060
Noninterest expense
Salaries and employee benefits	20,553	22,146	20,209	18,982	19,037
Travel expense	2,003	2,041	1,843	2,089	2,289
Professional services expense	1,228	1,119	1,298	709	1,068
Advertising and marketing expense	1,462	1,868	1,662	1,386	1,516
Occupancy expense	1,588	1,882	1,857	2,177	1,473
Data processing expense	3,661	2,906	2,837	2,913	1,982
Equipment expense	3,649	3,368	3,077	2,474	2,228
Other loan origination and maintenance expense	1,742	1,414	1,329	1,383	1,601
Renewable energy tax credit investment impairment	—	—	—	690	—
FDIC insurance	1,105	1,010	572	898	858
Title insurance closing services expense	114	372	426	541	687
Impairment expense on goodwill and other intangibles, net	2,680	—	—	3,648	—
Other expense	1,459	2,704	2,962	3,134	3,117
Total noninterest expense	41,244	40,830	38,072	41,024	35,856
Income before taxes	11,054	14,744	12,768	73,338	7,803
Income tax expense (benefit)	(3,198)	491	315	1,608	(5,059)
Net income	$14,252	$14,253	$12,453	$71,730	$12,862
Earnings per share
Basic	$0.36	$0.36	$0.31	$1.80	$0.34
Diluted	$0.34	$0.34	$0.30	$1.74	$0.33
Weighted average shares outstanding
Basic	40,119,561	40,027,336	39,926,781	39,879,345	37,366,041
Diluted	41,688,430	41,619,647	41,399,930	41,184,793	38,644,677

Live Oak Bancshares, Inc.
Quarterly Balance Sheets (unaudited)
(Dollars in thousands)

	As of the quarter ended
	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017
Assets
Cash and due from banks	$368,565	$392,941	$527,952	$295,271	$260,907
Certificates of deposit with other banks	750	2,250	2,250	3,000	3,250
Investment securities available-for-sale	374,284	382,890	376,453	93,355	76,575
Loans held for sale	646,475	757,494	720,511	680,454	692,586
Loans and leases held for investment	1,631,337	1,534,368	1,442,077	1,343,973	1,169,887
Allowance for loan and lease losses	(26,797)	(29,350)	(28,050)	(24,190)	(21,027)
Net loans and leases	1,604,540	1,505,018	1,414,027	1,319,783	1,148,860
Premises and equipment, net	263,861	234,817	216,831	178,790	129,233
Foreclosed assets	1,429	1,725	1,519	1,281	2,231
Servicing assets	49,261	52,689	53,120	52,298	53,392
Other assets	135,592	143,145	148,200	134,242	65,155
Total assets	$3,444,757	$3,472,969	$3,460,863	$2,758,474	$2,432,189
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$48,622	$46,192	$48,755	$57,868	$55,260
Interest-bearing	2,875,666	2,923,044	2,924,586	2,202,395	1,957,631
Total deposits	2,924,288	2,969,236	2,973,341	2,260,263	2,012,891
Long term borrowings	1,506	3,385	3,489	26,564	26,872
Other liabilities	41,733	37,362	35,197	34,714	27,835
Total liabilities	2,967,527	3,009,983	3,012,027	2,321,541	2,067,598
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	276,831	274,043	271,451	268,557	266,336
Class B common stock (non-voting)	49,168	49,168	49,168	49,168	49,168
Retained earnings	157,839	144,791	131,739	120,241	49,707
Accumulated other comprehensive loss	(6,608)	(5,016)	(3,522)	(1,033)	(620)
Total equity	477,230	462,986	448,836	436,933	364,591
Total liabilities and shareholders’ equity	$3,444,757	$3,472,969	$3,460,863	$2,758,474	$2,432,189

Live Oak Bancshares, Inc.
Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Nine months ended
	September 30, 2018	September 30, 2017
Interest income
Loans and fees on loans	$106,682	$70,290
Investment securities, taxable	6,175	964
Other interest earning assets	5,032	1,682
Total interest income	117,889	72,936
Interest expense
Deposits	38,510	16,893
Borrowings	131	985
Total interest expense	38,641	17,878
Net interest income	79,248	55,058
Provision for loan losses	6,236	5,481
Net interest income after provision for loan losses	73,012	49,577
Noninterest income
Loan servicing revenue	21,369	18,587
Loan servicing asset revaluation	(18,138)	(6,864)
Net gains on sales of loans	69,483	55,276
Lease income	5,722	691
Construction supervision fee income	1,954	1,077
Title insurance income	2,775	5,803
Other noninterest income	2,535	2,910
Total noninterest income	85,700	77,480
Noninterest expense
Salaries and employee benefits	62,908	55,687
Travel expense	5,887	6,035
Professional services expense	3,645	4,228
Advertising and marketing expense	4,992	4,977
Occupancy expense	5,327	4,018
Data processing expense	9,404	5,536
Equipment expense	10,094	5,005
Other loan origination and maintenance expense	4,485	3,587
FDIC insurance	2,687	2,308
Title insurance closing services expense	912	1,877
Impairment expense on goodwill and other intangibles, net	2,680	—
Other expense	7,125	8,883
Total noninterest expense	120,146	102,141
Income before taxes	38,566	24,916
Income tax benefit	(2,392)	(3,853)
Net income	$40,958	$28,769
Earnings per share
Basic	$1.02	$0.81
Diluted	$0.98	$0.78
Weighted average shares outstanding
Basic	40,025,265	35,485,371
Diluted	41,586,987	36,730,054

Live Oak Bancshares, Inc.
Quarterly Selected Financial Data
(Dollars in thousands, except per share data)

	As of and for the three months ended
	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017
Income Statement Data
Net income	$14,252	$14,253	$12,453	$71,730	$12,862
Per Common Share
Net income, basic	$0.36	$0.36	$0.31	$1.80	$0.34
Net income, diluted	0.34	0.34	0.30	1.74	0.33
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	11.89	11.55	11.23	10.95	9.15
Tangible book value (1)	11.89	11.45	11.13	10.85	8.84
Performance Ratios
Return on average assets (annualized)	1.65%	1.61%	1.64%	11.21%	2.18%
Return on average equity (annualized)	12.08	12.34	11.08	68.33	16.79
Net interest margin	3.61	3.46	3.72	4.07	3.91
Efficiency ratio (1)	79.23	70.81	68.93	34.64	77.80
Noninterest income to total revenue	46.74	53.09	55.69	80.60	54.38
Selected Loan Metrics
Loans and leases originated	$377,337	$491,797	$397,559	$483,422	$395,682
Guaranteed loans sold	298,073	295,216	247,243	211,654	163,843
Average net gain on sale of guaranteed loans	71.81	82.61	98.76	110.15	110.76
Held for sale guaranteed loans (note amount) (2)	896,464	1,075,801	1,068,886	1,087,636	1,093,385
Outstanding balance of sold loans serviced:
Guaranteed	3,102,820	2,951,379	2,812,108	2,680,641	2,584,163
Unguaranteed	170,784	155,939	174,867	169,355	135,705
Total	3,273,604	3,107,318	2,986,975	2,849,996	2,719,868
Asset Quality Ratios
Allowance for loan losses to loans and leases held for investment	1.64%	1.91%	1.95%	1.80%	1.80%
Net charge-offs	$2,310	$787	$532	$892	$959
Net charge-offs to average loans and leases held for investment (3)	0.57%	0.21%	0.15%	0.28%	0.34%
Nonperforming loans	$52,709	$46,105	$36,776	$23,480	$22,420
Foreclosed assets	1,429	1,725	1,519	1,281	2,231
Nonperforming loans (unguaranteed exposure)	12,897	11,466	7,386	3,610	3,299
Foreclosed assets (unguaranteed exposure)	158	197	101	90	446
Nonperforming loans not guaranteed by the SBA and foreclosures	$13,055	$11,663	$7,487	$3,700	$3,745
Nonperforming loans and foreclosures, not guaranteed by the SBA, to total assets	0.38%	0.34%	0.22%	0.13%	0.15%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	16.95%	16.78%	16.36%	17.81%	17.78%
Total capital (to risk-weighted assets)	18.01	17.97	17.51	18.91	18.93
Tier 1 risk based capital (to risk-weighted assets)	16.95	16.78	16.36	17.81	17.78
Tier 1 leverage capital (to average assets)	12.53	11.81	13.32	15.53	13.99
Notes to Quarterly Selected Financial Data
(1) See accompanying GAAP to Non-GAAP Reconciliation.

(2)	Includes the entire note amount, including undisbursed funds for the multi-advance loans.
(3) Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

Live Oak Bancshares, Inc.
Quarterly Average Balances and Net Interest Margin
(Dollars in thousands)

	Three months ended September 30, 2018			Three months ended June 30, 2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$349,739	$1,638	1.86%	$505,351	$2,179	1.73%
Investment securities	388,520	2,528	2.58	383,154	2,530	2.65
Loans held for sale	693,517	11,270	6.45	744,789	11,937	6.43
Loans and leases held for investment (1)	1,612,699	26,454	6.51	1,504,738	24,330	6.49
Total interest earning assets	3,044,475	41,890	5.46	3,138,032	40,976	5.24
Less: allowance for loan and lease losses	(29,266)			(27,930)
Non-interest earning assets	434,963			424,100
Total assets	$3,450,172			$3,534,202

Interest bearing liabilities:
Interest bearing checking	$31,950	$87	1.08%	$36,926	$100	1.09%
Savings	943,958	4,026	1.69	998,521	4,061	1.63
Money market accounts	120,702	314	1.03	151,880	463	1.22
Certificates of deposit	1,810,040	9,738	2.13	1,806,063	9,303	2.07
Total interest bearing deposits	2,906,650	14,165	1.93	2,993,390	13,927	1.87
Other borrowings	3,365	1	0.12	3,488	1	0.11
Total interest bearing liabilities	2,910,015	14,166	1.93	2,996,878	13,928	1.86
Non-interest bearing deposits	46,272			53,922
Non-interest bearing liabilities	21,804			21,217
Shareholders' equity	472,081			462,185
Total liabilities and shareholders' equity	$3,450,172			$3,534,202

Net interest income and interest rate spread		$27,724	3.53%		$27,048	3.38%

Net interest margin			3.61			3.46

Ratio of average interest-earning assets to average interest-bearing liabilities			104.62%			104.71%

(1)    Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands)

	As of and for the three months ended
	3Q 2018	2Q 2018	1Q 2018	4Q 2017	3Q 2017
Total shareholders’ equity	$477,230	$462,986	$448,836	$436,933	$364,591
Less:
Goodwill	—	—	—	—	7,278
Other intangible assets	—	3,980	4,122	4,264	5,126
Tangible shareholders’ equity (a)	$477,230	$459,006	$444,714	$432,669	$352,187
Shares outstanding (c)	40,140,417	40,086,409	39,974,148	39,895,583	39,862,147
Total assets	$3,444,757	$3,472,969	$3,460,863	$2,758,474	$2,432,189
Less:
Goodwill	—	—	—	—	7,278
Other intangible assets	—	3,980	4,122	4,264	5,126
Tangible assets (b)	$3,444,757	$3,468,989	$3,456,741	$2,754,210	$2,419,785
Tangible shareholders’ equity to tangible assets (a/b)	13.85%	13.23%	12.87%	15.71%	14.55%
Tangible book value per share (a/c)	$11.89	$11.45	$11.13	$10.85	$8.84
Efficiency ratio:
Noninterest expense (d)	$41,244	$40,830	$38,072	$41,024	$35,856
Net interest income	27,724	27,048	24,476	22,976	21,025
Noninterest income	24,331	30,613	30,756	95,441	25,060
Less: gain on sale of securities	—	—	—	—	—
Adjusted operating revenue (e)	$52,055	$57,661	$55,232	$118,417	$46,085
Efficiency ratio (d/e)	79.23%	70.81%	68.93%	34.64%	77.80%

Live Oak Bancshares, Inc. GAAP to Non-GAAP Reconciliation (Continued) (Dollars in thousands)

	Three months ended			Nine months ended
	3Q 2018	2Q 2018	3Q 2017	3Q 2018	3Q 2017
Reconciliation of net income to non-GAAP net income for non-routine income and expenses:
Net income	$14,252	$14,253	$12,862	$40,958	$28,769
Stock based compensation expense for restricted stock awards with an effective grant date of May 24, 2016, as discussed in Note 10 of our March 31, 2016 Form 10-Q	360	357	286	1,069	1,010
Merger costs for acquisition of Reltco and Apiture investment	—	—	390	—	1,156
Trade-in loss on aircraft	—	—	—	—	206
Impairment expense on goodwill and other intangibles, net	2,680	—	—	2,680	—
Renewable energy tax credit investment income, impairment and loss	—	—	—	—	38
Income tax effects and adjustments for non-GAAP items *	(730)	(86)	(270)	(900)	(964)
Other renewable energy tax expense	—	—	44	—	132
Non-GAAP net income	$16,562	$14,524	$13,312	$43,807	$30,347
* Estimated at 24.0% for 2018 and 40.0% for 2017
Non-GAAP earnings per share:
Basic	$0.41	$0.36	$0.36	$1.09	$0.86
Diluted	$0.40	$0.35	$0.34	$1.05	$0.83

Weighted-average shares outstanding:
Basic	40,119,561	40,027,336	37,366,041	40,025,265	35,485,371
Diluted	41,688,430	41,619,647	38,644,677	41,586,987	36,370,054

Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$24,331	$30,613	$25,060	$85,700	$77,480
Renewable energy tax credit investment income	—	—	—	—	(20)
Noninterest income, as adjusted	$24,331	$30,613	$25,060	$85,700	$77,460

Noninterest expense, as reported	$41,244	$40,830	$35,856	$120,146	$102,141
Stock based compensation expense	(360)	(357)	(286)	(1,069)	(1,010)
Merger costs associated with Reltco and Apiture investment	—	—	(390)	—	(1,156)
Trade-in loss on aircraft	—	—	—	—	(206)
Impairment expense on goodwill and other intangibles, net	(2,680)	—	—	(2,680)	—
Renewable energy tax credit investment impairment and loss	—	—	—	—	(58)
Noninterest expense, as adjusted	$38,204	$40,473	$35,180	$116,397	$99,711

Live Oak Bancshares, Inc. GAAP to Non-GAAP Reconciliation (Continued) (Dollars in thousands)

	Three months ended			Nine months ended
	3Q 2018	2Q 2018	3Q 2017	3Q 2018	3Q 2017
Income before taxes, as reported	$11,054	$14,744	$7,803	$38,566	$24,916
Renewable energy tax credit investment income	—	—	—	—	(20)
Stock based compensation expense	360	357	286	1,069	1,010
Merger costs associated with Reltco and Apiture investment	—	—	390	—	1,156
Trade-in loss on aircraft	—	—	—	—	206
Impairment expense on goodwill and other intangibles, net	2,680	—	—	2,680	—
Renewable energy tax credit investment impairment and loss	—	—	—	—	58
Income before taxes, as adjusted	$14,094	$15,101	$8,479	$42,315	$27,326

Income tax expense (benefit), as reported	$(3,198)	$491	$(5,059)	$(2,392)	$(3,853)
Income tax effects and adjustments for non-recurring income and expenses	730	86	270	900	964
Other renewable energy tax expense	—	—	(44)	—	(132)
Income tax expense (benefit), as adjusted	$(2,468)	$577	$(4,833)	$(1,492)	$(3,021)
This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.